Release:	IMMEDIATE

Contact:	Kathryn Chieger
Vice President — Corporate and Investor Relations
847-735-4612

Dan Kubera
Director — Financial and Public Relations
847-735-4617

BRUNSWICK AGREES TO ACQUIRE
THREE ALUMINUM BOAT BRANDS

     LAKE FOREST, Ill., March 8, 2004 — Brunswick Corporation (NYSE: BC) announced today it has signed a definitive agreement to acquire the Crestliner, Lowe and Lund aluminum boat brands from Genmar Industries, Inc., for approximately $191 million in cash.

     “These brands are an ideal complement to Brunswick’s line of fiberglass runabouts, cruisers and yachts, as well as our line of aluminum boats in the Princecraft brand,” said Brunswick Chairman and Chief Executive Officer George W. Buckley. “This acquisition will expand our offerings to include a broader array of products in the important aluminum boat segments, in which we have little presence.”

     The agreement covers the purchase of Crestliner, Inc., based in Little Falls, Minn.; Lowe Boats, Inc., based in Lebanon, Mo.; Lund Boats, Inc., of New York Mills, Minn., and Genmar Boats Canada, Inc. (which produces the Lund brand in Canada), of Steinbach, Manitoba. Each of these companies produces numerous models of aluminum fishing, pontoon, deck and utility boats ranging from 10 to 25 feet. Combined, these entities had sales of approximately $311 million in the year ended June 30, 2003.

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Brunswick Corporation
March 8, 2004

     Commenting on the earnings impact, Buckley said, “On an annualized basis, these businesses would add approximately $0.14 per diluted share to the company’s earnings. How much of that we would realize in 2004, however, will depend on precisely when the acquisition is closed.” Subject to governmental approval and other customary closing conditions, the company said it expects to complete the transaction by the beginning of the second quarter.

     “The goal of the Brunswick Boat Group is to offer our dealers a full line of products in all major powerboat segments,” said group President Dustan E. McCoy. “Currently, we do not participate in the aluminum segment in any meaningful way in the United States. The addition of these quality brands represents a significant step in our effort to ‘fill the white spaces’ in our product line-up and to offer dealers a full range of products to meet their customers’ particular boating needs. In addition, this acquisition supports our effort to provide consumers with products that benefit from an integrated approach to boat and engine manufacturing, allowing the efficiencies, product planning and integration to deliver a more satisfying boat-owning experience.”

     The company said the agreement contains provisions for additional consideration of up to $30 million to be paid in three years based on the achievement of certain financial targets over that time period.

Forward-Looking Statements

     Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to, the effect of a weak economy and stock market on consumer confidence and thus on demand for marine products; the impact of interest rates, fuel prices and weather conditions on demand for marine products; the ability to maintain product quality and service standards expected by our customers; the ability to successfully integrate acquisitions; the ability to maintain effective distribution; competitive pricing pressures; and the financial strength of dealers and independent boat builders. Additional factors are included in the company’s Annual Report on Form 10-K for 2003.

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Brunswick Corporation
March 8, 2004

About Brunswick

     Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian and Sealine pleasure boats; Baja high-performance boats; Boston Whaler and Trophy offshore fishing boats; Princecraft fishing, deck and pontoon boats; Attwood marine parts and accessories; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.

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